EXHIBIT 99.1

GLYCOMIMETICS REPORTS SECOND QUARTER 2018 RESULTS AND HIGHLIGHTS RECENT COMPANY ACHIEVEMENTS

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Announced a Cooperative Research and Development Agreement (CRADA) to collaborate with the National Cancer Institute (NCI) and the Alliance for Clinical Trials in Oncology to fund a planned pivotal Phase 3 trial to evaluate uproleselan (GMI-1271) in older, newly diagnosed acute myeloid leukemia (AML) patients eligible for intensive chemotherapy

•	Continued to select new clinical sites and ready previously-selected sites for the company’s sponsored Phase 3 pivotal trial
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Presented preclinical research at the American Association for Cancer Research (AACR) Annual Meeting 2018 in Chicago suggesting the potential anti-cancer activity of two of GlycoMimetics’ drug candidates, uproleselan and GMI-1359, as treatments for AML, metastasis in osteosarcoma and other cancers

ROCKVILLE, MD, August 9, 2018 –  GlycoMimetics, Inc. (Nasdaq: GLYC) today reported its financial results for the second quarter ended June 30, 2018 and highlighted recent company achievements. Quarter-end cash at June 30, 2018 was $229.4 million.

“Our second-quarter 2018 accomplishments reflect significant progress as we finalized our plans to conduct a comprehensive Phase 3 development program for uproleselan across the spectrum of AML. With our announcement in May of an NCI CRADA, in addition to the previously announced trial in Europe sponsored by the prestigious HOVON consortium and our own sponsored registration trial, we are now planning three separate randomized, controlled trials, which we believe should provide clear efficacy and safety outcome measures in each of settings being evaluated,” said Rachel King, GlycoMimetics Chief Executive Officer. “The unique mechanism of action of uproleselan allows for the potential treatment of not only relapsed/refractory AML patients, but also older, newly diagnosed AML patients who are considered to be either fit or unfit for intensive chemotherapy. If successful, we believe that the combination of these trials could position us to offer a new standard treatment across the continuum of care in AML.”

Key Operational Highlights for the Second Quarter of 2018:

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The company’s agreement with the NCI, part of the National Institutes of Health (NIH), provides for GlycoMimetics to collaborate with both the NCI and the Alliance for Clinical Trials in Oncology to conduct a randomized, controlled clinical trial testing the addition of uproleselan to a standard cytarabine/daunorubicin regimen (7&3) in older adults with previously untreated AML who are eligible for intensive chemotherapy. The trial will be funded by the NCI.  GlycoMimetics will provide uproleselan as well as financial support to augment data analysis and monitoring.  Geoffrey Uy, M.D., Associate Professor of Medicine, Bone Marrow Transplantation and Leukemia, Washington University School of Medicine in St. Louis, will lead this Phase 3 trial. The primary endpoint will be overall survival, with a planned interim analysis based on event-free survival (EFS) after the first 250 patients have been enrolled in the study.

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At the AACR annual meeting, the company highlighted data from preclinical models of selected cancers in which uproleselan and GMI-1359, a dual antagonist of E-selectin and CXCR4, exhibited anti-cancer activity. Key findings from the preclinical research include:

o	Uproleselan could potentially be used with a hypomethylating agent, such as 5-azacitidine, to treat AML patients not healthy enough for intensive chemotherapy.
o	GMI-1359 mobilized tumor-reactive T-cells from bone marrow, which could enhance effectiveness of treatments despite tumor resistance.
o	Both tumor growth and metastasis of osteosarcoma to lung tissue were reduced with GMI-1359 treatment.

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The company’s strategic partner Pfizer continues to enroll individuals with sickle cell disease (SCD) in its Phase 3 clinical study of rivipansel for the treatment of vaso-occlusive crisis (VOC). Pfizer has advised GlycoMimetics that enrollment is approximately 75% complete and is estimated to be completed in early 2019, with top-line data expected to be available in the second quarter of 2019.

Second Quarter 2018 Financial Results:

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Cash position: As of June 30, 2018, GlycoMimetics had cash and cash equivalents of $229.4 million as compared to $123.9 million as of December 31, 2017.  In March 2018, GlycoMimetics completed a public offering of 8,050,000 shares of common stock, yielding net proceeds of $128.4 million.

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R&D Expenses: The Company’s research and development expenses increased to $9.3 million for the quarter ended June 30, 2018 as compared to $5.7 million for the prior year quarter. The increase was primarily due to higher manufacturing costs for uproleselan clinical supplies as the Company prepares for our planned Phase 3 clinical trial and to meet our supply obligations for clinical trials of uproleselan conducted by or in collaboration with third parties. This increase was offset in part by a decrease in clinical trial expenses as patient enrollment for our Phase 1/2 clinical trial of uproleselan was completed in May 2017.

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G&A Expenses: The Company’s general and administrative expenses increased to $2.8 million for the quarter ended June 30, 2018 as compared to $2.5 million for the prior year quarter.  The increase was primarily due to higher patent and other legal expenses.

•	Shares Outstanding: Shares outstanding as of June 30, 2018 were 43,055,424.

The company will host a conference call and webcast tomorrow, Friday, August 10, 2018, at 8:30 a.m. ET.  The dial-in number for the conference call is (844) 413-7154 (U.S. and Canada) or (216) 562-0466 (international) with passcode 3876308. To access the live audio webcast, or the subsequent archived recording, visit the “Investors - Events & Presentations” section of the GlycoMimetics website at www.glycomimetics.com. The webcast will be recorded and available for replay on the GlycoMimetics website for 30 days following the call.

About Uproleselan (GMI-1271)

Uproleselan is designed to block E-selectin (an adhesion molecule on cells in the bone marrow) from binding with blood cancer cells as a targeted approach to disrupting well-established mechanisms of leukemic cell resistance within the bone marrow microenvironment. In a Phase 1/2 clinical trial, uproleselan was evaluated in both newly diagnosed elderly and relapsed/refractory patients with AML. In both populations, patients treated with uproleselan together with standard chemotherapy achieved better than expected remission rates and overall survival compared to historical controls, which have been derived from results from third party clinical trials evaluating standard chemotherapy, as well as lower than expected induction-

related mortality rates. Treatment in these patient populations was generally well tolerated, with fewer than expected adverse effects.  The FDA has granted uproleselan Breakthrough Therapy designation for the treatment of adult AML patients with relapsed/refractory (R/R) disease. GlycoMimetics plans to implement a comprehensive development program across the clinical spectrum of AML.  This will include a company sponsored Phase 3 trial in R/R AML and two consortia-sponsored trials in newly diagnosed patients.  One consortium trial will be sponsored by the NCI and will enroll newly diagnosed patients fit for intensive chemotherapy.  The other trial will be sponsored by the HOVON group in Europe and will enroll newly diagnosed patients unfit for intensive chemotherapy.

About Rivipansel

Rivipansel, the most advanced drug candidate in the GlycoMimetics pipeline, is a glycomimetic drug candidate that acts as a pan-selectin antagonist, meaning it binds to all three members of the selectin family – E-, P- and L-selectin. The first potential indication for rivipansel is VOC of SCD, one of the most severe complications of SCD which can result in acute ischemic organ injury at one or more sites. By reducing cell adhesion, activation and inflammation that are believed to contribute to reduced blood flow through the microvasculature during VOC, GlycoMimetics believes that rivipansel could be the first drug to interrupt the underlying cause of VOC, thereby potentially enabling patients to leave the hospital more quickly. Pfizer is conducting a Phase 3 clinical trial for rivipansel in SCD.

About GMI-1359

GMI-1359 is designed to simultaneously inhibit both E-selectin and CXCR4.  E-selectin and CXCR4 are both adhesion molecules that keep cancer cells in the bone marrow.  Preclinical studies indicate that targeting both E-selectin and CXCR4 with a single compound could improve efficacy in the treatment of cancers that involve the bone marrow such as AML and multiple myeloma (MM) or in solid tumors that metastasize to the bone, such as prostate cancer and breast cancer.  GMI-1359 is currently in Phase 1 testing in healthy volunteers.

About GlycoMimetics, Inc.

GlycoMimetics is a clinical-stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role.   GlycoMimetics has three clinical-stage programs: rivipansel, uproleselan and GMI-1359.  In addition, the company is researching additional pre-clinical stage compounds based on its specialized chemistry expertise. GlycoMimetics is located in Rockville, MD in the BioHealth Capital Region. Learn more at www.glycomimetics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the clinical development of the company’s drug candidates, including the expected timing of completion of clinical trials and the presentation of clinical data. Actual results may differ materially from those in these forward-looking statements. For a further description of the risks associated with these statements, as well as other risks facing GlycoMimetics, please see the risk factors described in the company’s annual report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 6, 2018, and other filings GlycoMimetics makes with the SEC from time to time. Forward-looking statements speak only as of the date of this release, and GlycoMimetics undertakes no obligation to update or revise these statements, except as may be required by law.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

Media Contact:

Jamie Lacey-Moreira

Phone: 410-299-3310

Email: jamielacey@presscommpr.com

GlycoMimetics, Inc.

Condensed Statements of Operations

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development expense	9,302	5,722	18,324	11,601
General and administrative expense	2,847	2,522	5,702	4,614
Total costs and expenses	12,149	8,244	24,026	16,215

Loss from operations	(12,149)	(8,244)	(24,026)	(16,215)

Other income	870	102	1,234	142

Net loss and comprehensive loss	$(11,279)	$(8,142)	$(22,792)	$(16,073)

Net loss per common share – basic and diluted	$(0.26)	$(0.30)	$(0.58)	$(0.63)
Weighted average common shares – basic and diluted	42,809,840	27,239,902	38,982,965	25,360,167

GlycoMimetics, Inc.

Balance Sheet Data

(In thousands)

	June 30,	December 31,
	2018	2017
	(Unaudited)

Cash and cash equivalents	$229,435	$123,925

Working capital	225,881	119,045

Total assets	235,696	128,583

Total liabilities	7,701	8,882

Total stockholders' equity	227,995	119,701